HomeStreet Reports Third Quarter 2020 Results

Fully diluted EPS $1.15 Core EPS $1.23	ROTCE: 15.3% ROTCE Core: 16.4%	Tangible BV per share $30.15
SEATTLE –October 26, 2020 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended September 30, 2020. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“HomeStreet again delivered solid results despite the continuing challenges of the pandemic in our markets,” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “Our net interest margin increased as a result of decreasing funding costs, and we benefited from continuing high loan volume and profitability in our single family mortgage banking business. In addition, due to our cost control efforts and increasing revenues, we are experiencing significant improvements in our efficiency ratio."

Operating Results
                     Third quarter 2020 compared to second quarter 2020
Reported Results:
•Net income of $26.3 million compared with $18.9 million
•Earnings per fully diluted share of $1.15 compared to $0.81
•Net interest margin of 3.20%, compared to 3.12%
•Return on average assets of 1.40% compared to 1.05%

Core Results:
•Net income of $28.2 million compared with $20.2 million
•Earnings per fully diluted share of $1.23 compared to $0.86
•Return on average assets of 1.50% compared to 1.12%
•Pre provision income before income taxes of $36.1 million compared to $32.0 million
•Efficiency ratio of 59.9% compared to 62.6%

Financial Position
                   Third quarter 2020 compared to second quarter 2020
•Loan portfolio originations: $612 million a 27% decrease
•Loans held for sale originations: $573 million, a 7% increase
•Deposits increased by $159 million, a 3% increase
•Period ending cost of deposits of 0.36%, compared to 0.51%
•Tangible book value per share of $30.15, a 5% increase

"Our results for the third quarter are a testament to our consistent approach to credit risk management. We have seen significant decreases in our commercial loans in forbearance and our nonperforming asset levels remained low” added Mr. Mason. “As a result of the performance of our loan portfolio, we did not add any additional provisions for credit losses during the quarter and our ACL ratio to loans increased during the quarter to 1.33%."

Other
•Repurchased a total of 1,018,772 shares of our common stock at an average price of $25.87 per share during the third quarter, repurchased a total of 209,820 shares in October at an average price of $28.93 per share
•Reorganized our Fannie Mae DUS business to move origination, sale and servicing of future originations to HomeStreet Bank from a separate subsidiary of HomeStreet, Inc.
•Declared a cash dividend of $0.15 per share in the quarter, payable on November 23, 2020
•Full time equivalent employees: 999 as of September 30, 2020

“Due to our strong results, we were able to complete our $25 million repurchase authorization. In all, we have repurchased 20% of our outstanding shares since the beginning of this program in 2019,” concluded Mr. Mason.

Conference Call
HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, October 27, 2020 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and John M. Michel, Executive Vice President and CFO, will discuss third quarter 2020 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10148576 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10148576.

About HomeStreet

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended
(dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Select Income Statement Data:
Net interest income	$55,684	$51,496	$45,434	$45,512	$47,134
Provision for credit losses	—	6,469	14,000	(2,000)	—
Noninterest income	36,155	36,602	32,630	21,931	24,580
Noninterest expense	58,057	57,652	55,184	53,215	55,721
Income from continuing operations: (1)
Before income taxes	33,782	23,977	8,880	16,228	15,993
Total	26,349	18,904	7,139	13,105	13,665
Income per share - diluted	1.15	0.81	0.30	0.54	0.54
Core net income: (2)
Total	28,187	20,155	8,116	14,957	14,388
Income per share - diluted	1.23	0.86	0.34	0.61	0.58
Pre-provision income before income taxes:
Core (2)	36,139	32,033	24,095	16,520	16,840

Selected Performance Ratios:
Return on average equity - annualized	14.6%	10.9%	4.1%	6.3%	8.0%
Return on average tangible equity - annualized: (2)
Net income	15.3%	11.4%	4.4%	6.6%	8.4%
Continuing operations:
Total	15.3%	11.4%	4.4%	7.9%	8.3%
Core (2)	16.4%	12.2%	4.9%	9.0%	8.8%
Return on average assets - annualized:
Net income	1.40%	1.05%	0.42%	0.64%	0.79%
Continuing operations:
Total	1.40%	1.05%	0.42%	0.76%	0.78%
Core (2)	1.50%	1.12%	0.48%	0.87%	0.82%

Efficiency ratio (2)	59.9%	62.6%	68.5%	74.8%	75.9%
Net interest margin	3.20%	3.12%	2.93%	2.87%	2.96%

Other data:
Full-time equivalent employees (ending)	999	987	996	1,071	1,132

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of:
(dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Selected Balance Sheet Data:
Loans held for sale	$421,737	$303,546	$140,527	$208,177	$172,958
Loans held for investment, net	5,229,477	5,367,278	5,034,930	5,072,784	5,139,108
Allowance for credit losses ("ACL")	64,892	65,000	58,299	41,772	43,437
Investment securities	1,111,468	1,171,821	1,058,492	943,150	866,736
Total assets	7,409,641	7,351,118	6,806,718	6,812,435	6,835,878
Deposits	5,815,690	5,656,321	5,257,057	5,339,959	5,804,307
Borrowings	514,590	713,590	558,590	471,590	5,590
Long-term debt	125,791	125,744	125,697	125,650	125,603
Total shareholders' equity	696,306	694,649	677,314	679,723	691,136
Other Data:
Book value per share	$31.66	$30.19	$28.97	$28.45	$28.32
Tangible book value per share (2)	$30.15	$28.73	$27.52	$27.02	$26.83
Tangible common equity to tangible assets (2)	9.0%	9.0%	9.5%	9.5%	9.6%
Shares outstanding at end of period	21,994,204	23,007,400	23,376,793	23,890,855	24,408,513
Loans to deposit ratio	98.3%	101.4%	99.6%	99.7%	92.3%
Credit Quality:
ACL to total loans (3) (4)	1.33%	1.30%	1.17%	0.82%	0.84%
ACL to nonaccrual loans (4)	307.2%	296.7%	449.3%	324.8%	349.4%
Nonaccrual loans to total loans	0.40%	0.40%	0.25%	0.25%	0.24%
Nonperforming assets to total assets	0.30%	0.31%	0.21%	0.21%	0.21%
Nonperforming assets	$22,084	$22,642	$14,318	$14,254	$14,186
Regulatory Capital Ratios:(5)
Bank
Tier 1 leverage ratio	9.40%	9.79%	10.06%	10.56%	10.17%
Total risk-based capital	13.95%	14.08%	13.95%	14.37%	14.37%
Company
Tier 1 leverage ratio	9.34%	9.73%	10.15%	10.16%	10.04%
Total risk-based capital	13.33%	13.48%	13.50%	13.40%	13.69%

(1)Discontinued operations accounting was terminated effective January 1, 2020.
(2)For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.
(3)The reserve rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA, including Paycheck Protection Program ("PPP") loan balances as of September 30, 2020 and, June 30, 2020.
(4)Prior to January 1, 2020 and the adoption of ASU 2016-13 CECL, the allowance for loan losses was used in this calculation in place of ACL.
(5)Regulatory capital ratios at September 30, 2020 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2020	December 31, 2019

ASSETS
Cash and cash equivalents	$79,066	$57,880
Investment securities	1,111,468	943,150
Loans held for sale	421,737	208,177
Loans held for investment, (net of allowance for credit losses of $64,892 and $41,772)	5,229,477	5,072,784
Mortgage servicing rights	78,824	97,603
Premises and equipment, net	69,438	76,973
Other real estate owned	958	1,393
Goodwill and other intangibles	33,222	34,252
Other assets	385,451	291,595
Assets of discontinued operations	—	28,628
Total assets	$7,409,641	$6,812,435
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$5,815,690	$5,339,959
Borrowings	514,590	471,590
Long-term debt	125,791	125,650
Accounts payable and other liabilities	257,264	192,910
Liabilities of discontinued operations	—	2,603
Total liabilities	6,713,335	6,132,712
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
21,994,204 and 23,890,855 shares issued and outstanding	280,422	300,729
Retained earnings	383,107	374,673
Accumulated other comprehensive income	32,777	4,321
Total shareholders' equity	696,306	679,723
Total liabilities and shareholders' equity	$7,409,641	$6,812,435

HomeStreet, Inc. and Subsidiaries
Consolidated Income Statements

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share data)	2020	2019	2020	2019
Interest income:
Loans	$57,538	$64,779	$172,275	$194,713
Investment securities	5,667	4,879	16,053	15,327
Cash, Fed Funds and other	532	419	960	799
Total interest income	63,737	70,077	189,288	210,839
Interest expense:
Deposits	5,986	20,502	28,944	51,754
Borrowings	2,067	2,441	7,730	15,207
Total interest expense	8,053	22,943	36,674	66,961
Net interest income	55,684	47,134	152,614	143,878
Provision for credit losses	—	—	20,469	1,500
Net interest income after provision for credit losses	55,684	47,134	132,145	142,378
Noninterest income:
Net gain on loan origination and sale activities	33,130	15,951	85,698	30,736
Loan servicing (loss) income	(1,582)	3,196	6,921	7,119
Deposit fees	1,769	2,079	5,225	5,848
Other	2,838	3,354	7,543	8,798
Total noninterest income	36,155	24,580	105,387	52,501
Noninterest expense:
Compensation and benefits	34,570	33,341	101,429	93,934
Information services	7,401	8,173	22,330	24,001
Occupancy	8,354	6,228	23,082	19,168
General, administrative and other	7,732	7,979	24,052	25,296
Total noninterest expense	58,057	55,721	170,893	162,399
Income from continuing operations before income taxes	33,782	15,993	66,639	32,480
Income taxes from continuing operations	7,433	2,328	14,247	4,865
Income from continuing operations	26,349	13,665	52,392	27,615
Income (loss) from discontinued operations before income taxes	—	190	—	(24,928)
Income tax (benefit) for discontinued operations	—	28	—	(3,837)
Income (loss) from discontinued operations	—	162	—	(21,091)
Net income	$26,349	$13,827	$52,392	$6,524
Net income (loss) per share:
Basic:
Income from continuing operations	$1.16	$0.55	$2.26	$1.04
Income (loss) from discontinued operations	—	0.01	—	(0.81)
Total	$1.16	$0.55	$2.26	$0.23

Diluted:
Income from continuing operations	$1.15	$0.54	$2.24	$1.03
Income (loss) from discontinued operations	—	0.01	—	(0.80)
Total	$1.15	$0.55	$2.24	$0.22
Weighted average shares outstanding:
Basic	22,665,069	24,419,793	23,226,109	26,020,172
Diluted	22,877,226	24,625,938	23,403,729	26,204,414

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(dollars in thousands, except share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Interest income:
Loans	$57,538	$55,728	$59,009	$61,330	$64,779
Investment securities	5,667	5,999	4,387	5,204	4,879
Cash, Fed Funds and other	532	75	353	233	419
Total interest income	63,737	61,802	63,749	66,767	70,077
Interest expense:
Deposits	5,986	8,175	14,783	18,635	20,502
Borrowings	2,067	2,131	3,532	2,620	2,441
Total interest expense	8,053	10,306	18,315	21,255	22,943
Net interest income	55,684	51,496	45,434	45,512	47,134
Provision for credit losses	—	6,469	14,000	(2,000)	—
Net interest income after provision for credit losses	55,684	45,027	31,434	47,512	47,134
Noninterest income:
Net gain on loan origination and sale activities	33,130	30,027	22,541	13,386	15,951
Loan servicing income (loss)	(1,582)	2,402	6,101	2,666	3,196
Deposit fees	1,769	1,566	1,890	2,078	2,079
Other	2,838	2,607	2,098	3,801	3,354
Total noninterest income	36,155	36,602	32,630	21,931	24,580
Noninterest expense:
Compensation and benefits	34,570	34,427	32,432	30,420	33,341
Information services	7,401	7,405	7,524	7,602	8,173
Occupancy	8,354	7,959	6,769	7,951	6,228
General, administrative and other	7,732	7,861	8,459	7,242	7,979
Total noninterest expense	58,057	57,652	55,184	53,215	55,721
Income from continuing operations before income taxes	33,782	23,977	8,880	16,228	15,993
Income taxes for continuing operations	7,433	5,073	1,741	3,123	2,328
Income from continuing operations	26,349	18,904	7,139	13,105	13,665
Income (loss) from discontinued operations before income taxes	—	—	—	(3,357)	190
Income taxes (benefit) for discontinued operations	—	—	—	(1,240)	28
Income (loss) from discontinued operations	—	—	—	(2,117)	162
Net income	$26,349	$18,904	$7,139	$10,988	$13,827
Net income (loss) per share:
Basic:
Income from continuing operations	$1.16	$0.81	$0.30	$0.54	$0.55
Income (loss) from discontinued operations	—	—	—	(0.09)	0.01
Total	$1.16	$0.81	$0.30	$0.45	$0.55
Diluted:
Income from continuing operations	$1.15	$0.81	$0.30	$0.54	$0.54
Income (loss) from discontinued operations	—	—	—	(0.09)	0.01
Total	$1.15	$0.81	$0.30	$0.45	$0.55
Weighted average shares outstanding:
Basic	22,665,069	23,330,494	23,688,930	24,233,434	24,419,793
Diluted	22,877,226	23,479,845	23,860,280	24,469,891	24,625,938

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

(dollars in thousands)	Quarter Ended		Nine Months Ended
Average Balances:	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Investment securities	$1,149,196	$790,313	$1,082,402	$827,550
Loans	5,745,653	5,543,167	5,490,900	5,631,378
Total interest earning assets	6,972,626	6,437,903	6,633,203	6,536,426
Deposits: Interest-bearing	4,326,808	4,846,585	4,293,745	4,453,971
Deposits: Non-interest-bearing	1,398,640	1,033,146	1,228,295	1,078,698
Borrowings	735,493	102,270	648,836	553,595
Long-term debt	125,760	125,574	125,713	125,527
Total interest-bearing liabilities	5,188,061	5,074,429	5,068,294	5,133,093

Average Yield/Rate:
Investment securities	2.23%	2.64%	2.22%	2.66%
Loans	3.96%	4.69%	4.16%	4.77%
Total interest earning assets	3.66%	4.38%	3.82%	4.46%
Deposits: Interest-bearing	0.55%	1.69%	0.90%	1.57%
Total deposits	0.42%	1.41%	0.70%	1.26%
Borrowings	0.35%	2.75%	0.64%	2.68%
Long-term debt	4.38%	5.37%	4.66%	5.47%
Total interest-bearing liabilities	0.62%	1.81%	0.96%	1.78%
Net interest rate spread	3.04%	2.57%	2.86%	2.68%
Net interest margin	3.20%	2.96%	3.09%	3.06%

(dollars in thousands)	Quarter Ended
Average Balances:	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Investment securities	$1,149,196	$1,117,449	$979,825	$878,901	$790,313
Loans	5,745,653	5,505,913	5,218,337	5,371,188	5,543,167
Total interest earning assets	6,972,626	6,670,106	6,253,147	6,328,179	6,437,903
Deposits: Interest-bearing	4,326,808	4,220,307	4,333,756	4,674,797	4,846,585
Deposits: Noninterest-bearing	1,398,640	1,274,891	1,009,482	988,686	1,033,146
Borrowings	735,493	726,330	483,733	187,696	102,270
Long-term debt	125,760	125,713	125,666	125,619	125,574
Total interest-bearing liabilities	5,188,061	5,072,350	4,943,155	4,988,112	5,074,429

Average Yield/Rate:
Investment securities	2.23%	2.40%	2.03%	2.51%	2.64%
Loans	3.96%	4.03%	4.51%	4.53%	4.69%
Total interest earning assets	3.66%	3.74%	4.10%	4.21%	4.38%
Deposits: Interest-bearing	0.55%	0.78%	1.38%	1.59%	1.69%
Total deposits	0.42%	0.60%	1.14%	1.33%	1.41%
Borrowings	0.35%	0.36%	1.51%	1.97%	2.75%
Long-term debt	4.38%	4.55%	5.04%	5.23%	5.37%
Total interest-bearing liabilities	0.62%	0.81%	1.48%	1.69%	1.81%
Net interest rate spread	3.04%	2.93%	2.62%	2.52%	2.57%
Net interest margin	3.20%	3.12%	2.93%	2.87%	2.96%

Results of Operations

Non-core Amounts
During the third quarter of 2020, non-core items included $2.4 million of impairments related to ongoing restructuring of our facilities and staffing. During the second quarter of 2020, non-core items included $2.2 million of impairments related to ongoing restructuring of our facilities and staffing and $0.7 million of income related to a contingent payout related to our 2019 sale of our discontinued home lending centers.

Third Quarter of 2020 Compared to the Second Quarter of 2020
Our net income and income before taxes were $26.3 million and $33.8 million, respectively, in the third quarter of 2020, as compared to $18.9 million and $24.0 million, respectively, during the second quarter of 2020. The $9.8 million increase in income before taxes was due to higher net interest income and a lower provision for credit losses, partially offset by lower noninterest income and higher noninterest expense.
Our effective tax rate during the third quarter of 2020 was 22.0% as compared to 21.2% in the second quarter of 2020 and a statutory rate of 23.7%. Our effective tax rate was lower than our statutory rate due primarily to the benefits of tax advantaged investments. The higher effective tax rate in the third quarter of 2020 was due to the higher level of earnings which reduced the impact of tax advantaged investments.

Net interest income was higher in the third quarter of 2020 as our net interest margin increased to 3.20% primarily due to an 11 basis point increase in our net interest rate spread and a 5% increase in interest-earning assets. Our costs of interest-bearing liabilities decreased from 0.81% in the second quarter to 0.62% in third quarter due to a decrease in market interest rates which allowed us to reprice our deposits at lower rates. The benefit of these lower funding costs was partially offset by lower yields on interest earning assets. The 8 basis point decrease in yield on interest earning assets was due to the origination of loans and purchases of securities with rates below our current portfolio rates, the ongoing repricing of variable rate loans and the prepayment and paydown of higher yielding loans and investments from our portfolios.

As a result of the favorable performance of our loan portfolio and a stable low level of nonperforming assets, no provision for credit losses was recorded in the third quarter of 2020 as compared to $6.5 million in the second quarter of 2020.

The decrease in noninterest income for the third quarter of 2020 as compared to the second quarter of 2020, was due to a $4.0 million decrease in loan servicing income, partially offset by a $3.1 million increase in gain on loan sales. The decrease in loan servicing income was due primarily to unfavorable risk management results on mortgage servicing rights resulting from a market expectation of an extended period of higher prepayments. The increase in gain on loan sales was due to a higher volume of commercial real estate loan sales in the third quarter.

The $0.4 million increase in noninterest expense in the third quarter of 2020 as compared to the second quarter of 2020 was due to an increase in depreciation expense on reduced leasehold improvement asset lives.

Third Quarter of 2020 Compared to the Third Quarter of 2019

Our income from continuing operations and income from continuing operations before income taxes were $26.3 million and $33.8 million, respectively, in the third quarter of 2020, as compared to $13.7 million and $16.0 million, respectively, during the third quarter of 2019. The $17.8 million increase in income from continuing operations before income taxes was due to higher net interest income and higher noninterest income which were partially offset by higher noninterest expense.

Our effective tax rate during the third quarter of 2020 was 22.0% as compared to 14.6% in the third quarter of 2019 for continuing operations and a statutory rate of 23.7%. Our effective tax rate was lower than our statutory rate due primarily to the benefits of tax advantaged investments. In the third quarter of 2019, the benefits of tax advantaged investments were a higher proportion of total earnings, resulting in a lower effective tax rate.

Net interest income was higher in the third quarter of 2020 as compared to the third quarter of 2019 because our net interest margin increased to 3.20% primarily due to a 47 basis point increase in our net interest rate spread. Our costs of interest-bearing liabilities decreased from 1.81% in the third quarter of 2019 to 0.62% in the third quarter of 2020 due to a decrease in market interest rates which allowed us to reprice our deposits and borrowings at lower rates. The benefit of these lower funding costs was partially offset by lower yields on interest earning assets. The 72 basis point decrease in yield on interest earning assets was due to the origination of loans and purchases of securities with rates below our current portfolio rates, the ongoing repricing of variable rate loans and the prepayment and paydown of higher yielding loans and investments from our portfolios.

We had no provision for credit losses for the third quarters of 2020 and 2019.

The increase in noninterest income for the third quarter of 2020 as compared to the third quarter of 2019, was due to a $17.2 million increase in gain on loan sales related to higher volumes of rate locks and an increase in profit margins in our single family operations. The increase in noninterest income was partially offset by a decrease in loan servicing income from unfavorable risk management results on mortgage servicing rights in the third quarter of 2020 resulting from a market expectation of an extended period of higher prepayments.

The $2.3 million increase in noninterest expense in the third quarter of 2020 compared to the third quarter of 2019 was primarily due to $2.4 million in impairments in the third quarter of 2020 related to ongoing restructuring of our facilities and staffing and increases in compensation and benefits costs related to increased commissions on higher closed loan volume. The increase was partially offset by decreases in information system and general and administrative costs related to our cost savings initiatives.

Nine Months Ended September 30, 2020 Compared to the Nine Months Ended September 30, 2019

Our income from continuing operations and income from continuing operations before income taxes were $52.4 million and $66.6 million, respectively, in the nine months ended September 30, 2020, as compared to $27.6 million and $32.5 million, respectively, during the nine months ended September 30, 2019. The $34.1 million increase in income from continuing operations before income taxes was due to higher net interest income and noninterest income which was partially offset by a higher provision for credit losses and higher noninterest expense.

Our effective tax rate during the nine months ended September 30, 2020 was 21.4% as compared to 15.0% in the nine months ended September 30, 2019 for continuing operations and a statutory rate of 23.7%. Our effective tax rate was lower than our statutory rate due primarily to the benefits of tax advantaged investments. In the first nine months of 2019, the benefits of tax advantaged investments were a higher proportion of total earnings, resulting in a lower effective tax rate.

Net interest income was higher in the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 because our net interest margin increased to 3.09%. The increase in our net interest margin was due to an increase in our net interest rate spread which increased because decreases in the rates paid on interest bearing liabilities were greater than the decrease in the yield on our interest earning assets. The 64 basis point decrease in yield on interest earning assets was due to the origination of loans and purchases of securities with rates below our current portfolio rates, the ongoing repricing of variable rate loans and the prepayment and paydown of higher yielding loans and investments from our portfolios. Our cost of interest-bearing liabilities decreased from 1.78% in the nine months ended September 30, 2019 to 0.96% in the nine months ended September 30, 2020 due to a decrease in market interest rates which allowed us to reprice our deposits and borrowings at lower rates.

The provision for credit losses was $20.5 million for the nine months ended September 30, 2020 as compared to $1.5 million in the nine months ended September 30, 2019. Due to adverse economic conditions related to the COVID-19 pandemic, we recorded additional provisions for credit losses in the first two quarters of 2020 as an estimate of the potential impact of those conditions on our loan portfolio, including an evaluation of the credit risk related to the commercial business loans and commercial real estate loans granted COVID-19 modifications during 2020 which we believe will experience a higher probability of default and increased credit losses.

The increase in noninterest income for the nine months ended September 30, 2020 compared to the same period in 2019, was due to an increase in gain on sale of loans. The increase was due to higher volumes of rate locks and an increase in profit margins in our single family operations and the classification of $18 million of gain on loan sales associated with the legacy mortgage business as discontinued operations in the first quarter of 2019.

The $8.5 million increase in noninterest expense in the nine months ended September 30, 2020 compared to the same period in the prior year was due to increases in compensation and benefits costs and occupancy costs which were partially offset by lower general and administrative and information systems costs. The increase in compensation and benefits costs was due to the classification of $7 million of compensation and benefits costs associated with the legacy mortgage business as discontinued operations in the first quarter of 2019 and increased commissions and bonuses paid on higher loan originations levels, including loans made under PPP, which were partially offset by reduced levels of staffing. Occupancy expenses in the first nine months of 2020 included $4.4 million of impairments related to ongoing restructuring of our facilities and staffing. General and administrative costs, including information systems costs, declined due to the benefits of our cost savings initiatives.

Financial Position

During the first nine months of 2020, total assets increased by $597 million due to a $168 million increase in investment securities, a $214 million increase in loans held for sale, a $157 million increase in loans held for investment, net and a $94 million increase in other assets, which were partially offset by a $19 million decrease in mortgage servicing rights. The increase in the loans held for sale was due primarily to $195 million of multifamily loans held for sale at September 30 in anticipation of a bulk sale in the fourth quarter of 2020. Loans held for investment increased due to $2.1 billion of originations, including the origination of $298 million of loans under PPP, which was partially offset by sales of $345 million and prepayments and scheduled payments of $1.6 billion. The increase in other assets and other liabilities was primarily due to the recognition of our option to acquire, under the GNMA early buyout option process, $115 million of loans serviced for others which are in a delinquent position, primarily due to forbearances. The decrease in mortgage servicing rights reflected the impact of increased prepayments. Total liabilities increased by $581 million due to a $476 million increase in deposits, a $43 million increase in borrowings and a $64 million increase in other liabilities. The increase in deposits was due to a $547 million increase in business and consumer accounts, due in part to the funding of PPP loans to customer accounts and the addition of new customers through PPP, which was partially offset by a $71 million decrease in wholesale deposits.

Credit Quality

As of September 30, 2020, our ratio of nonperforming assets to total assets remained low at 0.30% while our ratio of total loans delinquent over 30 days to total loans was 0.76%. As a result of the COVID-19 pandemic, the Company has approved forbearances for some of its borrowers. The status of these forbearances as of September 30, 2020 is as follows:

	Forbearances Approved (2)
	Initiated in the Third Quarter 2020		Second Request		Total		Outstanding
(dollars in thousands)	Number of loans	Amount	Number of loans	Amount	Number of loans	Amount	Number of loans	Amount
Loan type: (1)
Commercial and CRE:
Commercial business	2	$1,927	18	$25,052	125	$78,289	19	$25,462
CRE owner occupied	—	—	5	$38,547	29	73,802	4	37,739
CRE nonowner occupied	3	14,622	2	$2,233	14	58,433	7	35,624
Total	5	$16,549	25	$65,832	168	$210,524	30	$98,825

Single family and consumer
Single family							170	$83,896
HELOCs and consumer							175	23,190
Total							345	$107,086

(1) Does not include any SBA guaranteed loans for which the government made payments as provided for under the CARES Act, or single family loans that are guaranteed by Ginnie Mae.
(2) This schedule does not include $44 million of constructions loans, (8 loans) that were modified as a result of COVID-19 related construction delays to extend the construction or lease-up periods. Each of these loans continued to make monthly payments under the existing or modified payment terms.

The forbearances approved for commercial and industrial loans and CRE nonowner occupied loans were generally for a period of 3 months while the forbearances for single family, HELOCs and consumer loans were generally for a period of 3 to 6 months. During the third quarter, second forbearances were approved to $66 million of loans, including one relationship with 18 loans and $52 million of balances. The forbearance provided to this large relationship was part of an overall restructure of the related loans. These second forbearances were to borrowers whose businesses continue to be impacted by the effects of the COVID-19 pandemic.

As of September 30, 2020, excluding the loans approved for a second forbearance, 97% of the commercial and CRE loans approved for a forbearance prior to the third quarter have completed their forbearance period and have resumed payments. Based on information obtained through discussions with these borrowers, almost all of them have reopened their business at some level and they do not currently foresee the need for additional forbearance.

The forbearance periods for the majority of single family and consumer loans granted forbearance that were not complete as of September 30, 2020 are scheduled to be completed in the fourth quarter of 2020.

Loans Held for Investment

(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Consumer loans
Single family (1)	$936,774	$983,166	$988,967	$1,072,706	$1,190,666
Home equity and other	446,123	484,757	525,544	553,376	589,411
Total consumer loans	1,382,897	1,467,923	1,514,511	1,626,082	1,780,077
Commercial real estate loans
Non-owner occupied commercial real estate	847,079	867,967	872,173	895,546	795,563
Multifamily	1,327,156	1,306,079	1,167,242	999,140	922,445
Construction/land development	590,707	630,066	626,969	701,762	762,341
Total commercial real estate loans	2,764,942	2,804,112	2,666,384	2,596,448	2,480,349
Commercial and industrial loans
Owner occupied commercial real estate	462,613	462,903	473,338	477,316	475,634
Commercial business	683,917	697,340	438,996	414,710	446,485
Total commercial and industrial loans	1,146,530	1,160,243	912,334	892,026	922,119
Total (2)	5,294,369	5,432,278	5,093,229	5,114,556	5,182,545
Allowance for credit losses	(64,892)	(65,000)	(58,299)	(41,772)	(43,437)
Net	$5,229,477	$5,367,278	$5,034,930	$5,072,784	$5,139,108

(1)Includes $7.6 million, $5.8 million, $4.9 million, $3.5 million and $5.3 million of single family loans that are carried at fair value at September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019 and September 30, 2019, respectively.
(2) Deferred loans fees and costs of $24.5 million and $25.7 million are now included within the carrying amounts of the respective loan balances as of December 31, 2019 and September 30, 2019, respectively in order to conform to the current period presentation.

Loan Roll-forward

(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Loans - beginning balance	$5,432,278	$5,093,229	$5,114,556	$5,182,545	$5,331,113
Originations and advances	612,091	833,111	667,039	833,265	604,574
Sales	(102,879)	—	(242,580)	(238,672)	(186,955)
Payoffs, paydowns and other	(646,646)	(494,009)	(445,562)	(662,242)	(566,171)
Charge-offs and transfers to OREO	(475)	(53)	(224)	(340)	(16)
Loans - ending balance (1)	$5,294,369	$5,432,278	$5,093,229	$5,114,556	$5,182,545

(1) Deferred loans fees and costs of $24.5 million and $25.7 million are now included within the carrying amounts of the respective loan balances as of December 31, 2019 and September 30, 2019, respectively, in order to conform to the current period presentation.

Loan Originations and Advances

(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Consumer loans
Single family	$83,805	$122,729	$61,934	$55,782	$74,331
Home equity and other	29,273	31,717	43,252	43,944	59,582
Total consumer loans	113,078	154,446	105,186	99,726	133,913
Commercial real estate loans
Non-owner occupied commercial real estate	23,183	4,279	37,280	125,715	36,740
Multifamily	272,460	191,345	279,948	342,238	161,171
Construction/land development	153,222	137,747	158,800	181,121	189,829
Total commercial real estate loans	448,865	333,371	476,028	649,074	387,740
Commercial and industrial loans
Owner occupied commercial real estate	15,192	5,762	16,767	38,706	27,437
Commercial business	34,956	339,532	69,058	45,759	55,484
Total commercial and industrial loans	50,148	345,294	85,825	84,465	82,921
	$612,091	$833,111	$667,039	$833,265	$604,574

Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Allowance for credit losses
Beginning balance	$65,000	$58,299	$41,772	$43,437	$43,254
Provision for credit losses	273	6,705	14,655	(1,868)	177
Recoveries (charge-offs), net	(381)	(4)	29	203	6
Impact of ASC 326 adoption	—	—	1,843	—	—
Ending balance	$64,892	$65,000	$58,299	$41,772	$43,437

Allowance for unfunded commitments:
Beginning balance	$2,071	$2,307	$1,065	$1,197	$1,374
Provision for credit losses	(273)	(236)	(655)	(132)	(177)
Impact of ASC 326 adoption	—	—	1,897	—	—
Ending balance	$1,798	$2,071	$2,307	$1,065	$1,197

Provision for credit losses:
Allowance for credit losses - loans	$273	$6,705	$14,655	$(1,868)	$177
Allowance for unfunded commitments	(273)	(236)	(655)	(132)	(177)
Total	$—	$6,469	$14,000	$(2,000)	$—

Delinquencies

	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more (2)	Nonaccrual	Total past due and nonaccrual (3)	Current	Total loans

September 30, 2020
Total loans held for investment	$2,126	$1,090	$15,688	$21,126	$40,030	$5,254,339	$5,294,369	(1)
%	0.04%	0.02%	0.30%	0.40%	0.76%	99.24%	100.00%

June 30, 2020
Total loans held for investment	$4,985	$5,463	$18,589	$21,907	$50,944	$5,381,334	$5,432,278	(1)
%	0.09%	0.10%	0.34%	0.40%	0.94%	99.06%	100.00%

(1)Includes $7.6 million and $5.8 million of loans at September 30, 2020 and June 30, 2020, respectively, where a fair value option election was made at the time of origination and, therefore, are carried at fair value with changes recognized in our consolidated income statements.
(2)FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(3)Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $17.7 million and $25.6 million at September 30, 2020 and June 30, 2020, respectively.

Allocation of Allowance for Credit Losses by Product Type

(in thousands)	September 30, 2020		June 30, 2020		January 1, 2020
Allowance for credit losses	Reserve Balance	Reserve Rate (1)	Reserve Balance	Reserve Rate (1)	Reserve Balance	Reserve Rate
Single family	$6,720	0.80%	$8,070	0.93%	$6,918	0.70%
Home equity and other	6,004	1.35%	11,126	2.31%	10,850	1.96%
Total consumer loans	12,724	0.99%	19,196	1.42%	17,768	1.16%

Non-owner occupied commercial real estate	8,923	1.05%	7,325	0.84%	3,853	0.43%
Multifamily	4,871	0.37%	5,387	0.41%	4,038	0.40%
Construction/land development
Multifamily construction	5,920	4.13%	3,811	2.38%	3,541	1.88%
Commercial real estate construction	1,709	3.79%	440	0.82%	509	0.92%
Single family construction	5,507	2.31%	5,869	2.29%	8,080	2.84%
Single family construction to permanent	1,206	0.74%	1,515	0.93%	1,221	0.70%
Total commercial real estate loans	28,136	1.02%	24,347	0.87%	21,242	0.82%
Owner occupied commercial real estate	5,688	1.24%	5,641	1.23%	1,180	0.25%
Commercial business	18,344	4.87%	15,816	4.04%	3,425	0.83%
Total commercial and industrial loans	24,032	2.87%	21,457	2.52%	4,605	0.52%
Total	$64,892	1.33%	$65,000	1.30%	$43,615	0.87%
(1) The reserve rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA, including PPP loans.

Production Volumes for Sale to the Secondary Market

	Quarter Ended
(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019		September 30, 2019

Loan originations
Single family loans	$573,065	$537,386	$339,881	$442,445	(2)	$652,208	(2)
Commercial and industrial and CRE loans	116,496	65,338	69,818	61,303		60,278
Loans sold (1)
Single family loans	686,280	397,150	309,853	572,430	(2)	893,959	(2)
Commercial and industrial and CRE loans	170,980	48,622	282,457	257,647		270,484
Net gain on loan origination and sale activities (1)
Single family loans	27,632	28,288	17,831	8,074		9,628
Commercial and industrial and CRE loans	5,498	1,739	4,710	5,312		6,693
Amounts attributed to discontinued operations	—	—	—	—		(370)
Total	$33,130	$30,027	$22,541	$13,386		$15,951

(1) Includes loans originated as held for investment.
(2) Includes both continuing and discontinued operations.

Loan Servicing Income

	Quarter Ended
(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Single family servicing income, net:
Servicing fees and other	$4,124	$4,254	$4,979	$5,149	$5,252
Changes - amortization (1)	(4,401)	(4,351)	(3,494)	(3,776)	(4,489)
Net	(277)	(97)	1,485	1,373	763
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)(3)	(2,960)	(2,166)	(16,844)	5,189	(7,501)
Net gain (loss) from derivatives hedging	(91)	2,318	19,921	(5,482)	9,040
Subtotal	(3,051)	152	3,077	(293)	1,539
Single family servicing income (loss)	(3,328)	55	4,562	1,080	2,302
Commercial loan servicing income:
Servicing fees and other	3,096	3,606	3,014	3,068	2,711
Amortization of capitalized MSRs	(1,350)	(1,259)	(1,475)	(1,412)	(1,315)
Total	1,746	2,347	1,539	1,656	1,396
Amounts attributed to discontinued operations	—	—	—	(70)	(502)
Total loan servicing income (loss)	$(1,582)	$2,402	$6,101	$2,666	$3,196

(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.
(3)Includes pre-tax income of $22 thousand and $333 thousand net of transaction costs and prepayment reserves, for the fourth quarter of 2019 and third quarter 2019 respectively, from sales of single family MSRs.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Single Family MSRs
Beginning balance	$47,804	$49,933	$68,109	$61,823	$67,723
Additions and amortization:
Originations	6,569	4,211	2,162	4,895	6,422
Changes - amortization (1)	(4,401)	(4,351)	(3,494)	(3,776)	(4,489)
Net additions and amortization	2,168	(140)	(1,332)	1,119	1,933
Changes in fair value assumptions (2)	(2,954)	(1,989)	(16,844)	5,167	(7,833)
Ending balance	$47,018	$47,804	$49,933	$68,109	$61,823
Ratio to related loans serviced for others	0.76%	0.76%	0.74%	0.98%	0.88%

CRE MSRs
Beginning balance	$30,583	$30,120	$29,494	$28,801	27,227
Originations	2,524	1,648	1,957	1,902	2,770
Amortization	(1,301)	(1,185)	(1,331)	(1,209)	(1,196)
Ending balance	$31,806	$30,583	$30,120	$29,494	$28,801
Ratio to related loans serviced for others	1.93%	1.89%	1.88%	1.90%	1.91%

(1)     Represents changes due to collection/realization of expected cash flows and curtailments.
(2)    Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$1,022,786	$1,049,356	$768,776	$704,743	$698,714
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	545,890	484,869	420,606	373,832	421,750
Statement savings accounts due on demand	258,727	246,817	222,821	219,182	220,401
Money market accounts due on demand	2,512,440	2,471,388	2,299,442	2,224,494	2,073,907
Total interest-bearing transaction and savings deposits	3,317,057	3,203,074	2,942,869	2,817,508	2,716,058
Total transaction and savings deposits	4,339,843	4,252,430	3,711,645	3,522,251	3,414,772
Certificates of deposit	1,174,839	1,136,483	1,297,924	1,614,533	2,135,869
Noninterest-bearing accounts - other	301,008	267,408	247,488	203,175	253,666
Total deposits	$5,815,690	$5,656,321	$5,257,057	$5,339,959	$5,804,307

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	17.6%	18.6%	14.6%	13.2%	12.0%
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	9.4	8.6	8.0	7.0	7.3
Statement savings accounts, due on demand	4.4	4.3	4.2	4.1	3.8
Money market accounts, due on demand	43.2	43.7	43.7	41.7	35.7
Total interest-bearing transaction and savings deposits	57.0	56.6	55.9	52.8	46.8
Total transaction and savings deposits	74.6	75.2	70.5	66.0	58.8
Certificates of deposit	20.2	20.1	24.7	30.2	36.8
Noninterest-bearing accounts - other	5.2	4.7	4.8	3.8	4.4
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which excluded intangible assets from the calculation of capital ratios; (ii) core earnings which exclude certain nonrecurring charges primarily related to our discontinued operations and restructuring activities as we believe this measure is a better comparison to be used for projecting future results; (iii) core pre-provision income before taxes which excludes the provision for credit losses as we believe this provides a better understanding of our current and future results after excluding the substantial provision for credit losses required under CECL and the current COVID-19 economic conditions; and (iv) an efficiency ratio which is the ratio of noninterest expenses to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expenses impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	As of or for the Quarter Ended
(dollars in thousands, except share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Tangible book value per share
Shareholders' equity	$696,306	$694,649	$677,314	$679,723	$691,136
Less: Goodwill and other intangibles	(33,222)	(33,563)	(33,908)	(34,252)	(36,341)
Tangible shareholders' equity	$663,084	$661,086	$643,406	$645,471	$654,795

Common shares outstanding	21,994,204	23,007,400	23,376,793	23,890,855	24,408,513

Computed amount	$30.15	$28.73	$27.52	$27.02	$26.83

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$663,084	$661,086	$643,406	$645,471	$654,795
Tangible assets
Total assets	$7,409,641	$7,351,118	$6,806,718	$6,812,435	$6,835,878
Less: Goodwill and other intangibles	(33,222)	(33,563)	(33,908)	(34,252)	(36,341)
Net	$7,376,419	$7,317,555	$6,772,810	$6,778,183	$6,799,537

Ratio	9.0%	9.0%	9.5%	9.5%	9.6%

Return on average tangible equity (annualized) - Core
Average shareholders' equity	$716,899	$698,521	$691,292	$701,018	$693,475
Less: Average goodwill and other intangibles	(33,332)	(33,785)	(34,125)	(35,050)	(36,617)
Average tangible equity	$683,567	$664,736	$657,167	$665,968	$656,858

Net income from continuing operations	$26,349	$18,904	$7,139	$13,105	$13,665
Adjustments (tax effected)
Restructuring related charges	1,838	1,697	977	1,852	723
Contingent payout	—	(446)	—	—	—
Core earnings	$28,187	$20,155	$8,116	$14,957	$14,388

Ratio	16.4%	12.2%	4.9%	9.0%	8.8%

Return on average tangible equity (annualized)
Average tangible equity (per above)	$683,567	$664,736	$657,167	$665,968	$656,858

Net income	26,349	18,904	7,139	10,988	13,827

Ratio	15.3%	11.4%	4.4%	6.6%	8.4%

Return on average assets (annualized) - Core
Average assets	$7,499,809	$7,207,996	$6,825,993	$6,863,954	$7,004,208
Core earnings (per above)	28,187	20,155	8,116	14,957	14,388

Ratio	1.50%	1.12%	0.48%	0.87%	0.82%

	As of or for the Quarter Ended
(dollars in thousands, except share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Efficiency ratio
Noninterest expense
Total	$58,057	$57,652	$55,184	$53,215	$55,721
Adjustments:
Restructuring related charges	(2,357)	(2,153)	(1,215)	(2,292)	(847)
State of Washington taxes	(677)	(675)	(512)	(507)	(420)
Adjusted total	$55,023	$54,824	$53,457	$50,416	$54,454

Total revenues
Net interest income	$55,684	$51,496	$45,434	$45,512	$47,134
Noninterest income	36,155	36,602	32,630	21,931	24,580
Adjustments:
Contingent payout	—	(566)	—	—	—
Adjusted total	$91,839	$87,532	$78,064	$67,443	$71,714

Ratio	59.9%	62.6%	68.5%	74.8%	75.9%

Core diluted earnings per share
Core earnings (per above)	$28,187	$20,155	$8,116	$14,957	$14,388
Fully diluted shares	22,877,226	23,479,845	23,860,280	24,469,891	24,625,938

Ratio	$1.23	$0.86	$0.34	$0.61	$0.58

Pre-provision income before income taxes - Core
Total revenues - Core (per above)	$91,839	$87,532	$78,064	$67,443	$71,714
Noninterest expense - Core (per above)	(55,023)	(54,824)	(53,457)	(50,416)	(54,454)
State of Washington taxes	(677)	(675)	(512)	(507)	(420)
Total	$36,139	$32,033	$24,095	$16,520	$16,840

Effective tax rate used in computations above	22.0%	21.2%	19.6%	19.2%	14.6%

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc., HomeStreet Bank (and any consolidated subsidiaries of HomeStreet, Inc. and HomeStreet Bank) and their operations, performance, financial condition and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the impacts of COVID-19 on our business and operating strategies and plans and on the economies and communities we serve, our expectations about future performance and financial condition, long term value creation, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, the nature and magnitude of additional expected charges related the exit of our home loan center-based mortgage operations . When used in this press release, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with the ongoing impacts of COVID-19 and the extent to which it has impacted and will impact our business, operations and performance, and which could have a negative impact on our credit portfolio, borrowers, and share price, recent restructuring activities, the ongoing need to anticipate and address similar issues affecting our business, and challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow. These limitations and risks include our inability to implement all or a significant portion of the cost reduction measures we have identified, the risk of adverse impacts to our business of reducing the size of our operations; changes in general political and economic conditions that impact our markets and our business; actions by the Federal Reserve Board, the FDIC, Washington State Department of Financial Institutions and financial market conditions that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions, fines or penalties that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities; our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; employee litigation risk arising from current or past operations including but not limited to various restructuring activities undertaken by the Bank in recent years; our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; and the extent of our success in resolving problem assets. The results of our restructuring activities and cost efficiency measures may fall short of our financial and operational expectations. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards; decreases in interest rates; increase in competition for loans; unfavorable changes in general economic conditions, including housing prices, unemployment rates, the job market; the impact of the ongoing COVID-19 pandemic and other similar events or natural disasters; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and recent and future legislative or regulatory actions or reform that affect us directly or our business or the banking or mortgage industries more generally. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the year ended December 31, 2019 and in Item 1 of our Form 10-Q for the periods ended March 31, 2020 and June 30, 2020, which we update from time to time in our filings with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2019 has been derived from our audited financial statements for the year then ended as included in our 2019 Form 10-K. All financial data for the year end December 31, 2019 should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2019 and the notes to such consolidated financial statements of HomeStreet, Inc. and subsidiaries as of and for the fiscal year ended December 31, 2019, as contained in the Company's Annual Report on Form 10-K for such fiscal year.